846 Putnam Michigan Tax Exempt Income Fund
5/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	6,245
Class B	1,584

72DD2	(000s omitted)

Class M	102

73A1

Class A	0.393410
Class B	0.334021

73A2

Class M	0.366074

74U1	(000s omitted)

Class A	15,799
Class B	4,718

74U2	(000s omitted)

Class M	218

74V1

Class A	9.26
Class B	9.25

74V2

Class M	9.26